Exhibit 4(c)(ix)

INTERCONTINENTAL HOTELS GROUP

RULES

LONG TERM INCENTIVE PLAN

Directors’ Adoption:	13 February 2014

Shareholders’ Approval:	2 May 2014

Effective Date:	2 May 2014

Expiry Date:	2 May 2024

TABLE OF CONTENTS

1	Meanings of Words Used		1

2	Operation of the Plan		2

	2.1	Committee Authority	2

	2.2	Eligibility	2

	2.3	End date for Awards	3

3	Making of Awards		3

	3.1	Contract	3

	3.2	Details	3

	3.3	Timing of Awards	3

	3.4	Notification	3

	3.5	US Participants	3

4	Individual limits		4

	4.1	Salary limit	4

	4.2	Exceptional circumstances	4

5	Plan Limits		4

	5.1	10 per cent. 10 year limit	4

	5.2	5 per cent. 10 year limit	4

	5.3	Exclusions	4

	5.4	Meaning of Allocate	4

6	Voting, dividends and Dividend Equivalents		4

	6.1	Rights	4

	6.2	Dividend Equivalents	4

	6.3	Settling Dividend Equivalents	5

7	Vesting Date		5

	7.1	Normal Vesting Date	5

	7.2	Delayed Vesting Date	5

	7.3	US Participants	5

8	Termination provisions		5

	8.1	Death	5

	8.2	Good Leavers	5

	8.3	Other leavers	6

	8.4	Date of termination	6

9	Determination of Awards		6

	9.1	End of Performance Period	6

	9.2	Options	7

10	Vesting of Conditional Awards		7

	10.1	Satisfying Conditional Awards	7

	10.2	Vesting statement	7

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11	Exercise of Options		7

	11.1	Exercise Period	7

	11.2	Method	7

	11.3	Delivery	7

	11.4	Lapse	7

12	Cash alternative		7

13	Reconstructions and Takeovers		8

	13.1	Acceleration of rights	8

	13.2	Exchange of rights	8

	13.3	Other transactions	8

14	Discretion to reduce Awards		8

	14.1	Committee can reduce Awards	8

	14.2	Circumstances	9

	14.3	Notification	9

15	General		9

	15.1	Notice	9

	15.2	Final and conclusive	9

	15.3	Costs	9

	15.4	Withholding	10

	15.5	Regulations	10

	15.6	Section 409A	10

16	Terms of employment		10

	16.1	Application	10

	16.2	Not part of employment contract	10

	16.3	No future expectation	10

	16.4	No entitlement	10

	16.5	Decisions	11

	16.6	No compensation	11

	16.7	Waiver	11

	16.8	Third parties	11

	16.9	Separate and independent	11

17	Personal data		11

	17.1	Consent	11

	17.2	Types of processing	11

18	Changes to and termination of the Plan		12

	18.1	Committee powers	12

	18.2	Participant’s consent	12

	18.3	Shareholder approval	12

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	18.4	Minor changes	12

	18.5	Employees’ share scheme	12

	18.6	Termination	13

19	Operating the Plan overseas		13

20	Governing law		13

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InterContinental Hotels Group Long Term Incentive Plan Rules

1	Meanings of Words Used

In these Rules:

“Award” means a Conditional Award, an Option or a conditional award of cash made to a Participant under this Plan. An Award may be designated to relate to a particular Plan Cycle.

“Award Date” means the date of the Award set by the Committee under Rule 3.2.

“Change in Ownership under Section 409A” means a “change in ownership” within the meaning of US Treasury Regulation Section 1.409A-3(i)(5)(v). In general, a change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

“Committee” means the board of directors of the Company or a duly authorised committee.

“Company” means InterContinental Hotels Group PLC (with registered number 5134420).

“Conditional Award” means a conditional award of Shares.

“Dividend Equivalent” means a cash payment (as defined in Rule 6.2) which, although not a real dividend payment, reflects the economic value of dividends that are paid on real Shares.

“Employee” means, except for the purposes of Rule 16, any employee, or former employee of any Group Company.

“Good Leaver” means Participants who terminate employment in certain termination situations as described in Rule 8.2.

“Group Company” means:

(i)	the Company;

(ii)	a Subsidiary; or

(iii)	any other company which is associated with the Company and is so designated by the Committee.

“Lapse Date” is defined in Rule 11.4.

“Option” means a right to acquire Shares. The amount payable for the Shares comprised in an Option shall be nil irrespective of the number of Shares acquired, unless the Committee decides otherwise.

“Participant” means an Employee to whom the Committee has made an Award, and includes his personal representatives where appropriate.

“Performance Condition” means the performance condition specified in relation to an Award, if any.

“Performance Period” means the period during which the Performance Condition is to be satisfied.

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“Plan” means the InterContinental Hotels Group Long Term Incentive Plan constituted by this document as amended from time to time.

“Plan Cycle” means the operation of the Plan in a particular year or period or in relation to particular off cycle Awards.

“Reconstruction or Takeover” means any takeover or merger, however effected, including a reverse takeover, partial offer, reorganisation or scheme of arrangement sanctioned by the court other than an internal reconstruction or reorganisation which does not involve a significant change in the identity of the ultimate shareholders of the Company.

“Rules” means these rules as amended from time to time.

“Salary” for a financial year, means the basic annual salary in effect on the last day of that financial year excluding all payments additional to basic salary (for example mortgage support allowance, expatriate allowance etc).

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

“Shares” means ordinary shares in the Company, and includes any shares representing them following a Reconstruction or Takeover.

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006.

“US Participant” means a Participant who is or becomes subject to taxation under the federal income tax rules of the United States of America.

“Vested Shares” means

(i)	in relation to a Conditional Award, the number of Shares to be transferred to a Participant or his nominee; and

(ii)	in relation to an Option, the number of Shares which may be acquired by a Participant on the exercise of the Option;

and “Vest” shall be construed accordingly.

“Vesting Date” is defined in Rule 7.

References in the Plan to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any regulations made under them; and, unless the context otherwise requires, words in the singular include the plural (and vice versa) and words imputing gender include all genders.

2	Operation of the Plan

2.1	Committee Authority

The Plan shall be operated and administered by the Committee on behalf of the Company. The Committee shall have full authority from the Company to operate the Plan as it considers reasonable in all the circumstances.

2.2	Eligibility

Only Employees may be made Awards.

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The Committee shall have an absolute discretion as to the selection of Employees for participation in the Plan in respect of any Plan Cycle.

2.3	End date for Awards

Awards may be granted at any time before 2 May, 2024.

3	Making of Awards

3.1	Contract

Awards will be granted by deed or in any other manner which is legally enforceable in the relevant jurisdiction.

3.2	Details

When the Committee grants an Award it shall determine the terms of the Award in its absolute discretion, including:

3.2.1	the Award Date;

3.2.2	whether the Award is an Option, a Conditional Award or a conditional award of cash;

3.2.3	the Performance Period;

3.2.4	the Performance Condition, if any;

3.2.5	the maximum number of Shares subject to the Award;

3.2.6	the Vesting Date; and

3.2.7	whether or not Dividend Equivalents will be paid.

3.3	Timing of Awards

Subject to any dealing restrictions, Awards may only be made within 42 days of:

3.3.1	the day after the announcement of the Company’s results for any period;

3.3.2	any day on which the Directors decide that exceptional circumstances exist which justify the grant of Awards;

3.3.3	any day on which changes to law or regulation affecting employee share plans are announced, made or become effective; or

3.3.4	the lifting of dealing restrictions which prevented the granting of Awards during any period specified above.

No awards may be granted after 2 May, 2024.

3.4	Notification

The Company may send an award certificate or statement to the Participant specifying the terms of the Award.

3.5	US Participants

Options will not be granted to US Participants.

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4	Individual limits

4.1	Salary limit

Subject to Rule 4.2, an Award must not be made to an Employee if it would at the proposed Award Date cause the aggregate of the market value of Shares or the amount of cash over which Awards have been made in any financial year to exceed 3 times his Salary as at the Award Date.

4.2	Exceptional circumstances

The limit in this Rule 4 may be exceeded if the Committee determine that exceptional circumstances make it desirable that Awards should be granted in excess of those limits.

5	Plan Limits

5.1	10 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and all other employee share plan operated by the Company.

5.2	5 per cent. 10 year limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent. of the ordinary share capital of the Company in issue immediately before that day when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plans operated by the Company.

5.3	Exclusions

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this Rule 5.

5.4	Meaning of Allocate

“Allocate” means granting a right to acquire unissued Shares or to acquire Shares which are held by the Company in treasury or, if there is no such grant, the issue and allotment of Shares or the transfer of Shares from treasury. (However, if at any time the relevant institutional investor guidelines cease to require treasury shares to be taken into account for this purpose, then Allocate shall not include such treasury shares.)

6	Voting, dividends and Dividend Equivalents

6.1	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant or his nominee.

6.2	Dividend Equivalents

Notwithstanding Rule 6.1, the Company may grant an Award on the basis that the Participant shall receive an amount equal to the dividends the record date for which falls between the Award Date and the Vesting Date, multiplied by the number of Shares in respect of which the Award is Vesting and adjusted assuming full dividend reinvestment (“Dividend Equivalents”). In the case of a Participant’s death, the relevant period will be extended (if relevant) to the date of issue or transfer to the Participants’ personal representatives. No shareholder rights or Dividend Equivalents shall attach to conditional awards of cash.

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6.3	Settling Dividend Equivalents

Any Dividend Equivalent may be paid in cash or in such whole number of Shares (rounded down) as has a market value (as at the Vesting Date) as nearly as practicable equal to that amount. The cash will be paid or Shares issued or transferred on the same date as cash is paid or Shares are issued or transferred with respect to the underlying Award.

7	Vesting Date

7.1	Normal Vesting Date

“Vesting Date” shall generally mean the first business day after the announcement of the Company’s results for the last financial year of the Performance Period.

The Committee may decide in its reasonable discretion that the Vesting Date will be a date within 45 days of the announcement of the Company’s results for the last financial year of the Performance Period.

7.2	Delayed Vesting Date

In the event that the acquisition or disposal of Shares is not permitted by law or by any relevant restrictions, the Vesting Date will be deferred until the ending of such restrictions unless the Committee decides otherwise. For US Participants, such a deferral shall be effected only to the extent permitted under Section 409A.

7.3	US Participants

In all cases, for Awards granted to US Participants, the Vesting Date shall be a date during the period from January 1 to March 15 of the calendar year following the calendar year in which the Performance Period ends.

8	Termination provisions

8.1	Death

If a Participant dies before the Vesting Date, the Committee will as soon as reasonably practicable determine in its reasonable discretion the number of Shares which shall Vest. The Committee will take account of the proportion of the Performance Period that has elapsed and the extent to which the Performance Condition has been satisfied.

In the case of a Conditional Award, the Committee will then procure the transfer of the Vested Shares or will pay the cash to the Participant’s personal representatives as soon as reasonably practicable. In the case of Awards granted to US Participants, the Committee will settle such Conditional Award, to the extent deemed Vested, within 60 days following the Participant’s date of death.

In the case of an Option, this may be exercised by the Participant’s personal representatives over the Vested Shares in the period of six months from the date of death, and will lapse if not exercised.

8.2	Good Leavers

If a Participant’s employment with any Group Company terminates before the Vesting Date for any of the reasons specified below, then the number of Vested Shares relating to his Awards shall be the number determined under Rule 9 after the end of the Performance Period, reduced pro rata to reflect

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the proportion of the Performance Period that had elapsed on the date of termination. However, the Committee shall retain discretion to accelerate the Vesting Date if it considers it reasonable to do so in all the circumstances. If the Vesting Date is accelerated then the number of Shares which will vest will be determined by the Committee in its reasonable discretion.

The reasons are:

8.2.1	ill-health, injury, disability;

8.2.2	redundancy;

8.2.3	retirement by agreement with the Participant’s employer;

8.2.4	the Participant’s employing company being transferred to a person which is not a Group Company;

8.2.5	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Group Company; or

8.2.6	any other reason determined by the Committee.

The Committee will procure the transfer of the Vested Shares in a Conditional Award or pay cash to the Participant in accordance with Rule 10. For a US Participant, the transfer or payment will be made before March 15 of the calendar year following the calendar year in which the Performance Period ends. An Option may be exercised by the Participant over the Vested Shares in the period of six months from the Vesting Date, and will lapse if not exercised.

8.3	Other leavers

If a Participant’s office or employment with any Group Company terminates before the Vesting Date for any reason not included in Rules 8.1 and 8.2, he shall cease to be a Participant in the Plan. The Participant shall not be eligible to receive any Shares or cash in respect of his Awards unless the Committee decides otherwise within a reasonable time of the termination. For US Participants the timing of any settlement of an Award pursuant to this Rule 8.3 shall be made in a manner consistent with the requirements of Section 409A, if applicable. If the termination is by reason of gross misconduct, he shall not be eligible to receive any Shares or cash in respect of any Awards in any circumstances.

8.4	Date of termination

For the purposes of this Rule, a Participant’s employment with a Group Company will not be treated as having terminated until the Participant ceases to be employed by any Group Company. Unless the Committee decides otherwise, in the case of termination for any of the reasons set out in Rule 8.2 (other than retirement) the Participant will be treated as having terminated on the date of actual termination and not at the end of his contractual notice period or severance period.

9	Determination of Awards

9.1	End of Performance Period

As soon as reasonably practicable after the end of the Performance Period, the Committee will calculate:

9.1.1	the extent to which the Performance Condition has been satisfied; and

9.1.2	the number of Shares which Vest in respect of each Award, or the amount of cash to be awarded to each Participant.

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9.2	Options

In the case of an Option:

9.2.1	the Committee will notify the Participant of the number of Vested Shares; and

9.2.2	the balance of the Option will immediately lapse.

10	Vesting of Conditional Awards

10.1	Satisfying Conditional Awards

The Committee shall arrange delivery of the Vested Shares or cash to each Participant or his nominee on, or as soon as reasonably practical after, the Vesting Date.

10.2	Vesting statement

The Committee may notify each Participant of the number of Vested Shares transferred to him or his nominee in respect of his Conditional Award and the amount of any tax and social security contributions withheld.

11	Exercise of Options

11.1	Exercise Period

Except as otherwise provided in Rule 8, a Participant may exercise an Option to the extent that it has Vested at any time from the Vesting Date until the Lapse Date.

11.2	Method

In order to exercise an Option, the Participant must deliver to the Company a notice of exercise in the prescribed form. The date on which the notice is received by the Company shall, unless the notice is conditional or specifies some other date, be the Option exercise date.

11.3	Delivery

Subject to Rule 11.4, as soon as reasonably practicable following the Option exercise, the Committee will arrange delivery of the appropriate number of Shares to the Participant.

11.4	Lapse

The Lapse Date in relation to an Option is the earliest of the following dates:

11.4.1	the second anniversary of the Vesting Date;

11.4.2	if a Participant dies or terminates employment before the Vesting Date then, subject to Rule 8, the date on which the Participant’s employment with any Group Company ends; and

11.4.3	if a Participant dies or terminates employment after the Vesting Date, six months after the date on which the Participant’s employment with any Group Company ends.

12	Cash alternative

The Committee may decide to satisfy any Award by paying an equivalent amount in cash, if it considers in its discretion that this would be appropriate. The Committee will in its discretion determine the appropriate cash amount by any reasonable means.

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13	Reconstructions and Takeovers

13.1	Acceleration of rights

In the event of a Reconstruction or Takeover before the Vesting Date, the Award may be accelerated and the Committee will as soon as practicable determine the number of Vested Shares or cash due in relation to all Awards, taking account of the proportion of the Performance Period that has elapsed, and the degree to which the Performance Condition has been satisfied.

The Committee will procure as soon as reasonably practicable the delivery to each Participant of the Vested Shares in a Conditional Award or payment of the cash so determined.

For a US Participant the transfer of Shares or payment of cash with respect to an Award subject to Section 409A may be advanced only if the Reconstruction or Takeover constitutes a Change in Ownership under Section 409A in which case the transfer or payment, as applicable, shall be made upon the date of the Reconstruction or Takeover. For a US Participant, such a Reconstruction or Takeover that is a Change in Ownership under Section 409A shall always trigger an advancement in time of the transfer of Shares or payment of cash.

In the case of an Option, this may only be exercised by the Participant over the number of Vested Shares in the period of 21 days from the date of the Reconstruction or Takeover, unless the Committee decides a longer period should apply, and will lapse if it has not been exercised.

13.2	Exchange of rights

In the case of a Reconstruction or Takeover involving the exchange of Shares for shares in another company, or in more than one other company, the Committee may in its discretion determine that no Shares or cash should be transferred, and that instead the Participant’s right to the Shares comprised in an Award should be replaced by a right to the appropriate number of shares in that other company or companies. For US Participants who are subject to Section 409A any such replacement of Shares with shares in that other company or companies, if made, shall be made in a manner consistent with the requirements of Section 409A.

13.3	Other transactions

The Committee has discretion to take such action as it may think appropriate if other events happen which may have an effect on Awards. For a US Participant no such action shall result in an advancement or additional deferral in time of the transfer of shares or payment of cash with respect to an Award subject to Section 409A, unless otherwise permitted under Section 409A.

14	Discretion to reduce Awards

14.1	Committee can reduce Awards

Notwithstanding any other Rule of the Plan, if circumstances occur which, in the reasonable opinion of the Committee, justify a reduction in one or more Awards granted to any one or more Participants, the Committee may reduce the Awards. The Committee may, at any time prior to the Vesting Date, determine (acting fairly and reasonably) that the cash amount payable under an Award or the number of Shares over which an Award is granted shall be reduced to such amount or number (including to nil) as the Committee considers appropriate in the circumstances.

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14.2	Circumstances

The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 14.1, include the following:

14.2.1	the misconduct of a Participant which results in or is reasonably likely to result in

(i)	significant reputational damage to the Company, any Group Company or to a relevant business unit (as appropriate);

(ii)	a material adverse effect on the financial position of the Company, any Group Company or to a relevant business unit (as appropriate); or

(iii)	a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any Group Company or relevant business unit (as appropriate);

14.2.2	a material misstatement or restatement in the Company’s or any Group Company’s audited financial accounts (other than as a result of a change in accounting practice).

14.3	Notification

If the Committee decides to exercise its discretion under this Rule, it shall confirm this in writing to each affected Participant. For the purposes of these Rules:

14.3.1	the Award shall be deemed to have been granted over the reduced cash amount or reduced number of Shares (as the case may be);

14.3.2	any subsequent vesting of an Award shall be determined by reference to this reduced cash amount or reduced number of Shares; and

14.3.3	if the cash amount or number of Shares is reduced to nil, the Award shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the Vesting Date other than by reason of death) shall have no rights to any cash amount or Shares.

15	General

15.1	Notice

Any notice or other document given to any Employee or Participant pursuant to the Plan shall be delivered to him or sent to him by post or by an electronic communication (including by the updating of any web page) at his address according to the records of his employing company. Notices or other documents sent by post shall be deemed to have been given 5 days following the date of posting. Notices or other documents delivered electronically shall be deemed to have been given the day of transmission.

15.2	Final and conclusive

The decision of the Committee in any question of interpretation of the Rules or any dispute relating to or connected with this Plan shall be final and conclusive.

15.3	Costs

The costs of introducing, operating and administering the Plan shall be borne by the Company and the relevant Group Companies. The Group Company will, if required by the Company, reimburse the Company for any costs incurred in connection with Awards made to Participants who are employed by it.

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15.4	Withholding

The Company, any relevant Group Company and/or any relevant trustee may withhold any amounts or make such arrangements as they consider necessary to meet any liability to taxation and social security contributions in respect of the Shares, Dividend Equivalents or cash awarded under the Plan. The arrangements may include the sale of some or all of any Shares subject to an Award on behalf of the Participant, and the use of the proceeds to discharge the liability.

15.5	Regulations

The Committee shall have power from time to time to make or vary regulations for the administration and operation of the Plan provided that they are not inconsistent with these Rules.

15.6	Section 409A

With respect to Awards granted to Participants who are or become subject to taxation under the federal income tax rules of the United States of America, it is intended for such Awards to be exempt from Section 409A and, to the extent such Awards are not so exempt, for such Awards to comply with the requirements of Section 409A. In furtherance of such intent the provisions of the Plan and any Award document shall be interpreted in a manner that does not result in the imputation of any tax, penalty or interest pursuant to Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award document is not warranted or guaranteed.

16	Terms of employment

16.1	Application

This Rule applies:

16.1.1	during an Employee’s employment or employment relationship; and

16.1.2	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

16.2	Not part of employment contract

Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

16.3	No future expectation

The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

16.4	No entitlement

No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

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16.5	Decisions

Without prejudice to an Employee’s right to receive the Shares comprised in an Award subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Award. Any and all discretions, decisions or omissions relating to the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule.

16.6	No compensation

No Employee has any right to compensation for any loss in relation to the Plan, including:

16.6.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

16.6.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

16.6.3	the operation, suspension, termination or amendment of the Plan.

16.7	Waiver

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive Shares subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

16.8	Third parties

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

16.9	Separate and independent

Each of the provisions of this Rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

17	Personal data

17.1	Consent

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan.

17.2	Types of processing

These include, but are not limited to:

17.2.1	administering and maintaining Participant records;

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17.2.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

17.2.3	providing information to future purchasers of the Company or the business in which the Participant works;

17.2.4	transferring information about the Participant to a country or territory outside the European Economic Area.

18	Changes to and termination of the Plan

18.1	Committee powers

Subject as provided in this Rule, the Committee may, in its discretion, amend the Rules or any part of the Plan as it considers appropriate. Variations may affect the terms of Awards which have already been made.

18.2	Participant’s consent

No amendment shall be made to the Rules or to any outstanding Award which would have the effect of abrogating or altering adversely in any material respect any of the subsisting rights of Participants in relation to Awards, except with the consent of the majority of the Participants affected by the proposed amendment. For a US Participant, no amendment of the Plan may result in the advancement or additional deferral in timing of the transfer of shares or payment of cash with respect to an Award subject to Section 409A except to the extent permitted by Section 409A.

18.3	Shareholder approval

Except as provided in Rule 18.4, the prior approval of the Company in general meeting is required for any proposed change to the Rules to the advantage of present or future Participants which relates to:

18.3.1	the persons to or for whom Awards may be made;

18.3.2	the limitations on the number of Shares which may be allocated under the Plan;

18.3.3	the individual limits under Rule 4;

18.3.4	any rights attaching to Conditional Awards, Options, Awards or Shares;

18.3.5	the terms of this Rule 18.3.

18.4	Minor changes

The approval of the Company in general meeting is not required for any minor changes to the Rules which are:

18.4.1	to benefit the administration of the Plan;

18.4.2	to comply with or take account of the provisions of any proposed or existing legislation;

18.4.3	to take account of any changes to legislation; or

18.4.4	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Company or any present or future Participant.

18.5	Employees’ share scheme

No amendment shall take effect to the extent that it would cause the Plan to cease to be an “employees’ share scheme” as defined in section 1166 of the Companies Act 2006.

IHG – Rules – Long Term Incentive Plan

12	©Tapestry 2014

18.6	Termination

The Committee shall have discretion to terminate the Plan at any time, without prejudice to subsisting Awards.

19	Operating the Plan overseas

The Plan may be operated by the Company both in the United Kingdom and overseas. If the Plan is operated overseas the Committee may vary these rules as it reasonably considers necessary for legal; tax; regulatory or administrative reasons to facilitate the operation of the Plan.

In order to enable the Plan to operate in other overseas jurisdictions, the Committee may decide that when a Participant terminates employment with an employing entity in an overseas jurisdiction or when a Participant relocates outside of an overseas jurisdiction, all rights that the Participant may have under the plan may be terminated; accelerated; varied or settled as the Committee thinks reasonable in all the circumstances.

20	Governing law

The Plan is governed by English law and if there is any conflict of laws, English law shall prevail. All Group Companies and Participants shall submit to the jurisdiction of the English Courts as regards any matter arising under the Plan.

IHG – Rules – Long Term Incentive Plan

13	©Tapestry 2014